ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                              Certificate Amendment


The second paragraph of the Payout Start Date Provision of your Certificate is deleted and replaced with the following:

The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

     .    the Annuitant's 90th birthday, or

     .    the 10th anniversary of this Certificate's Issue Date.



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                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                          (herein called "we" or "us")

                             Amendatory Endorsement


As used in this endorsement, "Contract" means the Contract or Certificate to which this endorsement is attached.

The following is added to the Transfers provision of your Contract:

For each purchase payment, the first transfer from the Seven-to-Twelve-Month Dollar Cost Averaging Fixed Account, must begin the next business day after the date payment is received. If we do not receive an allocation instruction from you when payment is received, the payment plus associated interest will be transferred to the Money Market Variable Sub-Account in equal monthly installments within the selected transfer period until we have received a different allocation instruction.


Except as amended in this endorsement, the Contract remains unchanged.

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    Secretary                        Chairman and Chief Executive Officer


Except as amended in this endorsement, the Certificate remains unchanged.

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     Secretary                      Chairman and Chief Executive Officer